22nd Century Group Investors Convert $1.7 Million of Notes into Common Stock

February 6, 2013

CLARENCE, N.Y. – 22nd Century Group, Inc. (OTCBB: XXII) announced today that its balance sheet has been greatly strengthened through the elimination of more than $3 million of debt over the past month, including approximately $1.7 million of debt from convertible notes that was due on April 14, 2013.

In December 2011, 22nd Century Group sold approximately $1.9 million of convertible promissory notes with an original issue discount of 15% for an aggregate purchase price of approximately $1.7 million in a private placement. On January 24, 2013, 22nd Century sent 15-day notices to all remaining note holders conveying the company’s intent to prepay the notes. This notice granted the note holders the right, at their sole option within the 15-day period, to convert the notes into shares of 22nd Century Group common stock and warrants to purchase shares of 22nd Century Group common stock.

Of the 19 note holders that received the company’s 15-day notice, 18 converted their notes into (i) an aggregate of approximately 2.04 million shares of common stock at a per share conversion price equal to approximately $0.70 and (ii) five-year warrants to purchase an aggregate of approximately 2.7 million shares of common stock at an exercise price of $1.50 per share. All of the issued shares of common stock and warrants are subject to lock-up agreements. 22nd Century pre-paid the remaining note holder $58,340 and intends to issue a 6-month note for $58,340.

“The company now has total debt of less than $1.5 million,” said Joseph Pandolfino, Chief Executive Officer of 22nd Century Group. “We are pleased to have accomplished these important steps in strengthening the company’s balance sheet and we believe these measures will create substantial long-term value for our shareholders.”

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering and plant breeding. 22nd Century owns or is the exclusive licensee of 107 issued patents in 78 countries plus an additional 38 pending patent applications. Goodrich Tobacco and Hercules Pharmaceuticals, LLC are wholly-owned subsidiaries of 22nd Century. Goodrich Tobacco is focused on commercial tobacco products and potential modified risk cigarettes. Hercules is focused on X-22, a prescription smoking cessation aid in development.

For additional information, please visit: www.xxiicentury.com

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed on April 16, 2012, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact

Redington, Inc.

Tom Redington

203-222-7399